                       eTOYS SECURES $40 MILLION REVOLVING
                   CREDIT FACILTY WITH WELLS FARGO SUBSIDIARY

LOS ANGELES, November 15, 2000 -- eToys Inc. (NASDAQ: ETYS), the leading Internet retailer of children's products, today announced it has closed a $40 million secured revolving credit facility to be provided by Foothill Capital Corporation, a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC).

Proceeds will be used for working capital and general corporate purposes. Availability under the two-year facility is subject to certain conditions. The facility is secured in part by eToys' inventory of children's and baby products housed in its distribution centers in California, Virginia and North Carolina. The facility's interest rate is 0.5 points above the prime rate.

ABOUT eTOYS.COM
Based in Los Angeles, eToys Inc. (www.eToys.com (http://www.eToys.com); www.eToys.co.uk (http://www.eToys.co.uk); AOL Keyword eToys) is the premier Internet retailer for children's products with an extensive selection of both nationally advertised and specialty toys, software, books, videos, music, video games, hobby products, party goods and baby oriented-products. By combining this extensive selection, with helpful and fun ideas and award-winning customer service, eToys offers consumers a unique one-stop source for children's products. Through its wholly owned subsidiary, BabyCenter, Inc. (www.babycenter.com (http://www.babycenter.com); www.babycenter.co.uk, www.parentcenter.com), eToys offers Webby-award winning content and community, as well as an extensive selection of merchandise for new and expectant parents.

FORWARD-LOOKING STATEMENTS
Statements made in this document that are forward-looking involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, the company's expectation of operating losses and negative cash flow for the foreseeable future. Other risk factors include the company's limited operating history, unpredictability of operating results, seasonality, inventory risk, reliance on key vendors and distributors as well as the competitive marketplace. Other risks are set forth in the company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, under the heading "Business -- Additional Factors That May Affect Results," in the company's quarterly report on Form 10-Q for the quarter ended June 30, 2000 and in the company's other filings with the Securities and Exchange Commission.

CONTACTS:         Media         Ken Ross, 310-998-6993, kross@etoys.com
                                Gary Gerdemann, 310-998-6823, ggerd@etoys.com
                  Investor      Clem Teng, 310-998-6312, cteng@etoys.com